Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Financial Institutions, Inc.:

We consent to the incorporation by reference in the registration statements No. 333-82202, 333-87338, and 333-204446 on Form S-8 and registration statement No. 333-226861 on Form S-3 of Financial Institutions, Inc. of our report dated March 14, 2018, with respect to the consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for the year ended December 31, 2017, and the related notes, which report appears in the December 31, 2017 annual report on Form 10‑K of Financial Institutions, Inc.

/s/ KPMG LLP

Rochester, New York
March 4, 2020